Exhibit 99.1

Crestwood Midstream Partners LP Announces

Proposed Private Offering of $500 Million Senior Notes due 2022

HOUSTON, TEXAS, October 22, 2013 – Crestwood Midstream Partners LP (NYSE: CMLP) (“Crestwood Midstream”) announced today that it intends, subject to market and other conditions, to offer $500,000,000 aggregate principal amount of its Senior Notes due 2022 (the “Notes”) in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Notes will be guaranteed on a senior unsecured basis by certain of Crestwood Midstream’s current and future domestic subsidiaries.

Crestwood Midstream expects to use the net proceeds from this offering to fund a portion of the consideration payable by it in connection with its contemplated acquisition of Arrow Midstream Holdings, LLC, a Delaware limited liability company (“Arrow”), and to pay down outstanding borrowings under its revolving credit facility. The closing of this offering will eliminate the need for Crestwood Midstream to fund a portion of the Arrow acquisition with borrowings under the committed bridge loan previously announced by Crestwood Midstream.

The Notes and the related guarantees will be offered only to qualified institutional buyers in reliance on the exemption from registration set forth in Rule 144A under the Securities Act, and outside the United States to non-U.S. persons in reliance on the exemption from registration set forth in Regulation S under the Securities Act. The Notes and the related guarantees have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act and applicable state securities or blue sky laws and foreign securities laws.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sales of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This notice is being issued pursuant to and in accordance with Rule 135(c) under the Securities Act.

About Crestwood Midstream Partners LP

Houston, Texas, based Crestwood Midstream (NYSE: CMLP) is a master limited partnership that owns and operates midstream businesses in multiple unconventional shale resource plays across the United States. Crestwood Midstream is engaged in the gathering, processing, treating and compression of natural gas; transportation and storage of natural gas; transportation, fractionation, storage, and terminalling of NGLs; and storage and terminalling of crude oil. Prior to the merger of Crestwood Midstream Partners LP into Inergy Midstream, L.P., which was completed on October 7, 2013, the partnership was named Inergy Midstream, L.P. and was traded on the New York Stock Exchange under the ticker symbol “NRGM.”

CONTACT

Mark Stockard

Phone: 832-519-2207

Email: mstockard@crestwoodlp.com

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